Franklin, Louisiana

FOR IMMEDIATE RELEASE
October 31, 2007
For More Information Contact:
Patrick Little
President and CEO
(337) 560-7151

TECHE HOLDING COMPANY REPORTS FISCAL 2007 EARNINGS

FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported earnings for the Company for both the fourth quarter and the fiscal year ended September 30, 2007.

Earnings for fiscal 2007, amounted to $6.7 million or $2.94 per diluted share, compared to $7.3 million or $3.15 per diluted share for fiscal 2006, a decrease of $0.21 per diluted share, or 6.7%.

Earnings for the quarter ended September 30, 2007 amounted to $1.6 million, or $0.69 per diluted share, compared to $1.8 million or $0.77 per diluted share for the same quarter in fiscal 2006, a decrease of $0.08 per share, or 10.4%.

“This year follows a record year of profitability for Teche. In 2006, earnings increased nearly 40%,” said Little. “However, a portion of our profits this year have been dedicated to investments in our future growth namely, new locations and personnel to serve our customers. Among those investments was expansion in the Baton Rouge market with a fourth location and the purchase of property in the Towne Center at Cedar Lodge, a prosperous and growing area.”

The Company reported the following key achievements:
•	Total Deposits, in the past twelve months, increased $18.0 million, or 3.4%, to $555.6 million, from $537.5 million at September 30, 2006.
•	Total SmartGrowth Deposits, in the past twelve months, increased $36.5 million, or 15.2%, to $276.9 million, from $240.3 million, amounting to 202.8% of deposit growth in the past twelve months.
•	Total Loans, in the past twelve months increased $41.7 million or 7.9% to $567.1 million from $525.4 million at September 30, 2006.

•	Total SmartGrowth Loans, in the past twelve months, increased $39.8 million or 11.8% to $376.3 million, from $336.5 million, amounting to 95.6% of loan growth in the past twelve months.
•	Non-Interest income, in the past twelve-month period increased $1.7 million, or 12.7%, to $14.7 million, compared to $13.0 million for the same period in fiscal 2006.
•	Net Interest Margin for the past twelve-month period increased to 3.57% from 3.53% for the same period in 2006.
•	Net-Interest Income for the past twelve-month-period increased $0.7 million or 3.1% over the same period last year, to $23.2 million, compared to $22.5 million for fiscal 2006.
•	Dividends increased to $0.33 per share compared to $0.29 per share for the year ended September 30, 2006, an increase of 14.0%.

Deposit Growth

Total deposits, for fiscal 2007 (the past twelve months) increased $18.0 million, or 3.4%, to $555.6 million, from $537.5 million for fiscal 2006.

SmartGrowth Deposits

SmartGrowth Deposits, consisting of checking accounts, savings accounts and money market accounts, for fiscal 2007 increased $36.5 million, or 15.2%, to $276.9 million from $240.3 million at September 30, 2006. This increase in SmartGrowth deposits amounted to 202.8% of deposit growth over the past twelve-month period. Checking account balances increased $15.1 million, or 12.8%, to $133.1 million, from $118.0 million, amounting to 83.8% of the growth in deposits in fiscal 2007. Checking accounts amounted to 24.0% of total deposits compared to 22.0% a year ago.

SmartGrowth Deposits at September 30, 2007, amounted to 49.8% of all deposits compared to 44.7% at September 30, 2006.

Loan Growth

Loan growth, for the past twelve months, was $41.7 million, or 7.9%, to $567.1 million at September 30, 2007.

SmartGrowth Loans

SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, increased $39.8 million, or 11.8%, to $376.3 million from $336.5 million at September 30, 2006, primarily due to commercial and mobile home loan originations.

For the twelve-month period, commercial loans increased $22.3 million, or 16.3%, to $159.3 million, consumer loans increased $18.6 million, or 30.0% to $80.5 million from $61.9 million at September 30, 2006 primarily due to mobile home loan originations.

SmartGrowth Loans amounted to 66.4% of total loans at September 30, 2007 compared to 64.0% at September 30, 2006.

Net Interest Income

Interest Income for the twelve months ended September 30, 2007 increased $3.8 million to $43.0 million or 9.8% compared to $39.2 million in fiscal 2006, primarily due to an increase in the average balance and average interest rates earned on the loan portfolio.

Interest Expense for the twelve months ended September 30, 2007, increased $3.1 million or 18.8%, to $19.9 million compared to $16.7 million for the same period in fiscal 2006, primarily due an increase in the average balance and average rates paid on interest bearing deposits.

Net-interest income for the 2007 twelve-month period amounted to $23.2 million, compared to $22.5 million for the twelve months ended September 30, 2006, an increase of $0.7 million, or 3.1%.

Interest Income for the quarter ended September 30, 2007, increased $0.8 million, or 7.9%, to $11.0 million, compared to $10.2 million for the same period in fiscal 2006, primarily due to an increase in the average balance and average rates earned on the loan portfolio.

Interest Expense for the quarter ended September 30, 2007, increased $0.7 million, or 15.6% to $5.2 million, compared to $4.5 million in the same period for fiscal 2006 due primarily to an increase in the average balance and average cost of interest bearing deposits.

Net-interest income for the three months ended September 30, 2007, amounted to $5.9 million compared to $5.8 million in the same quarter last year, an increase of $0.1 million or 1.9%.

Non-Interest Income

Twelve months. Non-interest income for fiscal 2007 was $14.7 million, compared to $13.0 million for the same period in fiscal 2006, an increase of $1.7 million or 12.7%. Non-interest income for fiscal 2006 includes a $241,000 pre-tax gain on sale of unused land. Non-interest income for fiscal 2007 includes a $164,000 pre-tax gain on sale of securities. Non-interest income for this period amounted to 38.8% of operating income, compared to 36.6% for fiscal 2006. Deposit service charges amounted to 90.5% of total non-interest income for the twelve-month period ended September 30, 2007, compared to 88.6% in 2006.

Three Months. Quarterly non-interest income was $3.9 million, compared to $3.4 million for the same period in fiscal 2006, an increase of $0.5 million, or 13.9%. Non-interest income amounted to 39.9% of operating revenue, compared to 37.0% for the same quarter in fiscal 2006. Deposit service charges amounted to 89.3% of total non-interest income for this quarter, compared to 92.6% in 2006.

Non-Interest Expense

For the twelve-month period, non-interest expense amounted to $27.4 million, compared to $24.3 million at September 30, 2006, an increase of $1.4 million, or 12.4%.

Non-interest expense was $7.3 million compared to $6.4 million for the three months ended September 30, 2006, an increase of $0.9 million or 13.1%. Non-interest expense this quarter includes $179,000 in write-downs on foreclosed real estate.

Non-interest expense increases were primarily due to increased compensation expense, expenses related to deposit services and revaluation of foreclosed real estate. Compensation expense this year increased primarily due to annual salary adjustments, the cost of benefit plans, additional staff for commercial lending, retail operations and a new branch office in the Baton Rouge market.

Asset Quality

Non-performing assets as a percent of total assets at September 30, 2007 amounted to 0.71% of total assets compared to 0.73% at September 30, 2006. Approximately 40% (29 basis points) of non-performing assets are attributed to an acquisition in 2004.

            Provision for loan losses of $605,000 this year reflected both an increase in the loan portfolio and net charge-offs of $412,000 (0.07% of total loans) during the year. Approximately 41% of net charge offs were attributed to an acquisition in 2004.

Increase in Dividends

Since June 12, 2003, Teche has increased dividends eighteen consecutive quarters and currently pays a $0.33 per share quarterly dividend. Based on the closing price of our common stock at end of business on September 28, 2007, the annualized dividend yield was 3.22%. Based on dividends and diluted EPS fiscal year to date, the dividend payout ratio is 42.9%.

Net Interest Margin

Net interest margin amounted to 3.57% for the twelve months ended September 30, 2007, compared to 3.53% for the same period in fiscal 2006. For the quarter, net interest margin amounted to 3.57%, compared to 3.62% for the same quarter in fiscal 2006.

Net interest margin increased slightly in fiscal 2007 for several reasons. First, an increase in checking account balances, tending to lower the cost of funds, and second an increase in commercial loan balances, tending to increase interest rates on loans. Net interest margin for the quarter ended September 30, 2007 decreased primarily due to increased rates paid on interest bearing deposits.

“The continued execution of our SmartGrowth strategy, has positively affected our net interest margin,” said Little.

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and serves over 60,000 customers. Teche Federal Bank is the fourth largest publicly owned bank based in Louisiana with over $700 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). Teche Holding Company’s common stock is traded under the symbol “TSH” on the American Stock Exchange.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Statements of Income

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2007	2006	2007	2006

Interest Income	$11,040	$10,234	$43,041	$39,197
Interest Expense	5,176	4,477	19,857	16,720
Net Interest Income	5,864	5,757	23,184	22,477
Provision for Loan Losses	400	60	605	210
Net Interest Income after
Provision for Loan Losses	5,464	5,697	22,579	22,267
Other Income	3,775	3,382	14,522	12,996
Other Expenses	7,269	6,371	27,414	24,329
Income Before Gain on Sales of
Securities and Income Taxes	1,970	2,708	9,687	10,934
Gains on Sales of Securities	77	—	164	34
Income Taxes	491	909	3,170	3,651

Net Income	$1,556	$1,799	$6,681	$7,317

Selected Financial Data

Dividends Declared Per Share	$0.33	$0.29	$1.26	$1.10
Basic Earnings Per Common Share	$0.70	$0.79	$3.01	$3.22
Diluted Earnings Per Common Share	$0.69	$0.77	$2.94	$3.15
Annualized Return on Avg. Assets	0.87%	1.04%	0.95%	1.07%
Annualized Return on Avg. Equity	9.32%	11.44%	10.24%	11.79%
Annualized Return on Avg. Tangible Equity (1)	9.93%	12.26%	10.95%	12.69%
Net Interest Margin	3.57%	3.62%	3.57%	3.53%
Non Interest Income/Avg. Assets	2.12%	1.96%	2.06%	1.89%
Non Interest Expense/Avg. Assets	4.08%	3.70%	3.89%	3.54%

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:
Annualized Return on Avg. Tangible Equity (1)

Average Stockholders’ Equity	$66,816	$62,887	$65,233	$62,035
Less average goodwill and other intangible assets, net of related income taxes	3,762	3,807	3,779	3,835
Average Tangible Equity	$63,054	$59,080	$61,454	$58,200

Net Income	$1,556	$1,799	$6,681	$7,317
Plus Amortization of core deposit intangibles, net of related income taxes	10	12	46	67
Net Income, as adjusted	$1,566	$1,811	$6,727	$7,384

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Balance Sheets

(UNAUDITED)

at

	September 30, 2007	September 30, 2006

SmartGrowth Loans*	$376,316	$336,491
Mortgage Loans**	190,755	188,902
	567,071	525,393
Allowance for Loan Losses	(5,083)	(4,890)
Loans Receivable, Net	561,988	520,503

Cash and Securities	109,657	123,973
Goodwill and Other Intangibles	3,811	3,881
Foreclosed Real Estate	1,218	1,066
Other	42,693	36,327
TOTAL ASSETS	$719,367	$685,750

SmartGrowth Deposits***	$276,851	$240,308
Time Deposits	278,718	297,241
Total Deposits	555,569	537,549

FHLB Advances	89,756	77,386
Other Liabilities	7,036	7,206
Stockholders’ Equity	67,006	63,609

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$719,367	$685,750

Ratio of Equity to Assets	9.31%	9.28%
Tangible Equity to Tangible Assets (2)	8.84%	8.77%
Book Value per Common Share	$30.43	$28.68
Tangible Book Value Per Common Share (2)	$28.73	$26.95
Non-performing Assets/Total Assets	0.71	0.73
Shares Outstanding (in thousands)	2,202	2,218

*             Consumer, Commercial, Home Equity, and Alternative Mortgage Loans

**           Owner Occupied Conforming Mortgage Loans

***         Checking, Money Market and Savings Deposits

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis.

The amount was calculated using the following information:

Stockholders’ Equity	$67,006	$63,609
Less goodwill and other intangible assets, net of related income taxes	(3,751)	(3,835)
Tangible Stockholders’ Equity	$63,255	$59,774

Total Assets	$719,367	$685,750
Less goodwill and other intangible assets, net of related income taxes	(3,751)	(3,835)
Total Tangible Assets	$715,616	$681,915